Cambium Learning Group Announces First Quarter Earnings
Company Continues to Shift Resources to Engaging, Innovative Technology Product Lines

DALLAS, May 8, 2014—Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential by providing evidence-based solutions and expert professional services, announced today its financial results for the first quarter of 2014.

	Three Months Ended March 31,
($ in millions)	2014	2013	$ Change	% Change
GAAP net revenues	$31.1	$31.4	$(0.3)	(1.1)%
Decrease in deferred revenue	(10.4)	(7.9)	(2.5)	(31.5)%
GAAP net loss	(6.6)	(9.1)	2.5	27.4%
EBITDA	3.4	0.5	2.9	588.3%
Adjusted EBITDA	3.6	2.2	1.4	61.7%
Cash Income (Loss)	(9.7)	(8.3)	(1.3)	(16.2)%

Financial Highlights for the Quarter Ended March 31, 2014

Company-wide order volumes in the first quarter of 2014 were down 7% compared with the same period of 2013, and order volume changes by segment were as follows:

•	Voyager Sopris Learning™ decreased 18%

•	Learning A–Z increased 24%

•	ExploreLearning® decreased 7%

•	Kurzweil/IntelliTools decreased 31%

Learning A–Z continued its trend of double-digit growth rates. Voyager Sopris Learning and Kurzweil/IntelliTools continued to show order volume declination as reductions in legacy products are currently outpacing gains from newer online and technology-enabled solutions. ExploreLearning results were in line with management expectations, but the comparison to prior year is impacted by timing of deals, including a large multiyear order in the first quarter of 2013. ExploreLearning order volume growth for the trailing 12 months ended March 31, 2014, compared with the trailing 12 months ended March 31, 2013, was 21%.

On an adjusted basis, EBITDA was $3.6 million in the first quarter of 2014, up $1.4 million from $2.2 million in the first quarter of 2013. The improvement in adjusted EBITDA reflects the increasing contribution from the Company’s higher margin technology products, as well as lower costs in the Voyager Sopris Learning segment attributable to last year’s efforts to right-size costs in slower-growing areas of the company. To facilitate expected growth in the Learning A-Z and ExploreLearning segments, the Company has made investments in 2013 and continuing into 2014 in the sales force and product development efforts for these units, which are expected to increase costs as a percentage of net revenues at these segments for the full year 2014.

Other highlights include:

•	Overall, GAAP net revenues for the first quarter of 2014 decreased by 1% to $31.1 million compared with $31.4 million in the first quarter of 2013. GAAP net revenues by segment for the first quarter of 2014, and the percentage change from 2013, were as follows:

•	Voyager Sopris Learning: $14.3 million, decreased 18%

•	Learning A–Z: $10.2 million, increased 34%

•	ExploreLearning: $4.5 million, increased 19%

•	Kurzweil/IntelliTools: $2.1 million, decreased 19%

•	In 2014, management began using a new non-GAAP metric, which it refers to as Cash Income, to set and measure progress toward performance targets. Cash Income reduces Adjusted EBITDA for capital expenditures and removes the timing differences for recognition of deferred revenues and related deferred expenses. Cash Income (Loss) was $(9.7) million in the first quarter of 2014, down $1.3 million from $(8.3) million in the first quarter of 2013. Cash Income declined primarily due to the reduction in order volume.

•	The Company has cash and cash equivalents of $41.2 million on the balance sheet as of March 31, 2014. During the first quarter of 2014, cash used in operations was $16.6 million, cash used in investing activities was $7.6 million, including $3.6 million related to the December 2013 Headsprout® acquisition, and cash used in financing activities was $2.5 million.

•	During the first quarter of 2014, the Company repurchased 167,961 shares of its outstanding common stock for $0.3 million. After these transactions, the Company has $0.3 million remaining under its previously disclosed share repurchase authorization.

•	During the quarter ended March 31, 2014, the Company repurchased $2.0 million aggregate principal amount of its 9.75% senior secured notes due 2017 for approximately $2.0 million. In April 2014, the Company repurchased an additional $5.0 million aggregate principal amount for $5.1 million.

•	In April 2014, the Company completed the sale of its IntelliTools product line for $0.8 million.

“We were happy with the performance of our Learning A–Z and ExploreLearning segments during the first quarter, and we believe that our focus on educational technology aligns well with the changing market,” said John Campbell, chief executive officer of Cambium Learning Group, Inc. “The first quarter order volume results for Voyager Sopris Learning and Kurzweil/IntelliTools were disappointing, but the first quarter is seasonally our least important quarter and we are looking forward to helping teachers improve student reading, writing, math and science performance in the coming year.”

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and Cash Income are not prepared in accordance with GAAP and may be different from similarly named, non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP measures provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company and provide investors with a view of the Company’s operations from management’s perspective. Adjusted EBITDA and Cash Income remove significant purchase accounting, non-operational, or certain non-cash items from earnings. The Company uses Adjusted EBITDA and Cash Income to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress toward performance targets, which directly affect compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company’s liquidity. The Company’s presentation of EBITDA, Adjusted EBITDA, and Cash Income should not be construed as an indication that our future results will be unaffected by unusual, non-operational, or non-cash items.

About Cambium Learning Group, Inc.
Cambium Learning® Group is a leading educational solutions and services company that is committed to helping all students reach their full potential by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units: Voyager Sopris Learning™ (www.voyagersopris.com), Learning A–Z (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), and Kurzweil Educational Systems® (www.kurzweiledu.com). Together, these business units provide best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; breakthrough technology solutions for online learning and professional support; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (ABCD), is based in Dallas, Texas. For more information, please visit www.cambiumlearning.com

Media and Investor Contact:
Philip Davis
Cambium Learning Group, Inc.
investorrelations@cambiumlearning.com

Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K–12 enrollment and demographic trends, the level of educational and education technology funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

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Cambium Learning Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31
	2014	2013
Net revenues	$31,080	$31,429
Cost of revenues:
Cost of revenues	9,011	11,403
Amortization expense	4,080	3,707

Total cost of revenues	13,091	15,110
Research and development expense	2,747	2,331
Sales and marketing expense	10,582	10,333
General and administrative expense	5,180	6,793
Shipping and handling costs	196	299
Depreciation and amortization expense	1,064	1,216

Total costs and expenses	32,860	36,082
Loss before interest, other income (expense) and income taxes	(1,780)	(4,653)
Net interest expense	(4,738)	(4,576)
Loss on extinguishment of debt	(213)	—
Other income, net	215	219

Loss before income taxes	(6,516)	(9,010)
Income tax expense	(71)	(68)

Net loss	$(6,587)	$(9,078)

Net loss per common share:
Basic	$(0.14)	$(0.19)
Diluted	$(0.14)	$(0.19)
Average number of common shares and equivalents outstanding:
Basic	45,685	47,397
Diluted	45,685	47,397

Cambium Learning Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	As of
	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,239	$67,993
Accounts receivable, net	10,599	15,767
Inventory	8,355	9,221
Restricted assets, current	1,343	1,343
Other current assets	7,175	6,873

Total current assets	68,711	101,197
Property, equipment and software at cost	45,061	43,224
Accumulated depreciation and amortization	(24,865)	(22,909)

Property, equipment and software, net	20,196	20,315

Goodwill	47,842	47,842
Acquired curriculum and technology intangibles, net	7,811	8,719
Acquired publishing rights, net	4,219	4,705
Other intangible assets, net	5,870	6,251
Pre-publication costs, net	14,115	13,401
Restricted assets, less current portion	5,166	5,492
Other assets	10,126	8,288

Total assets	$184,056	$216,210

Cambium Learning Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	As of
	March 31,	December 31,
	2014	2013
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Capital lease obligations, current	$1,026	$995
Accounts payable	1,701	1,301
Accrued expenses	12,319	25,279
Deferred revenue, current	44,250	53,532

Total current liabilities	59,296	81,107

Long-term liabilities:
Long-term debt	172,536	174,491
Capital lease obligations, less current portion	1,755	2,019
Deferred revenue, less current portion	6,687	7,829
Other liabilities	13,726	13,954

Total long-term liabilities	194,704	198,293

Stockholders’ equity (deficit):
Preferred stock ($.001 par value, 15,000 shares authorized, zero shares issued and outstanding at March 31, 2014 and December 31, 2013)	—	—
Common stock ($.001 par value, 150,000 shares authorized, 51,208 and 51,208 shares issued, and 44,874 and 45,042 shares outstanding at March 31, 2014 and December 31, 2013, respectively)	51	51
Capital surplus	283,785	283,673
Accumulated deficit	(339,282)	(332,695)
Treasury stock at cost (6,334 and 6,166 shares at March 31, 2014 and December 31, 2013, respectively)	(12,448)	(12,147)
Other comprehensive income (loss):
Pension and postretirement plans	(2,050)	(2,072)

Accumulated other comprehensive income (loss)	(2,050)	(2,072)

Total stockholders’ equity (deficit)	(69,944)	(63,190)

Total liabilities and stockholders’ equity (deficit)	$184,056	$216,210

Reconciliation Between Net Loss and Cash Income (Loss) for the Three Months Ended March 31,
2014 and 2013
(Unaudited)

	Three Months Ended March 31,
($ in thousands)	2014	2013
Net loss	$(6,587)	$(9,078)
Reconciling items between net loss and EBITDA:
Depreciation and amortization	5,144	4,923
Net interest expense	4,738	4,576
Income tax expense	71	68

Income (loss) from operations before interest, income taxes, and depreciation and amortization (EBITDA)	3,366	489
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	(215)	(219)
Loss on extinguishment of debt	213	—
Merger and acquisition activities	150	158
Stock-based compensation and expense	112	229
Adjustments related to purchase accounting	—	29
Adjustments to CVR liability	—	55
Management transition	—	1,501

Adjusted EBITDA	3,626	2,242
Change in deferred revenues	(10,424)	(7,924)
Change in deferred costs	1,100	1,137
Capital expenditures	(3,986)	(3,792)

Cash income (loss)	$(9,684)	$(8,337)